UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

August 10, 2012
(Date of Report - Date of Earliest Event Reported)

First Cash Financial Services, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

0-19133 (Commission File Number)	75-2237318 (IRS Employer Identification No.)

690 East Lamar Blvd., Suite 400, Arlington, Texas 76011
(Address of principal executive offices, including zip code)

(817) 460-3947
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❑	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❑	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

On August 10, 2012, First Cash Financial Services, Inc. (the “Company”), entered into a stock purchase agreement (the “Agreement”) pursuant to which the Company will acquire all of the outstanding common stock of LTS, Incorporated (“LTS”).  LTS is a privately held corporation, which owns and operates a chain of 16 pawn stores located in Colorado operating under the “Fast Cash Pawn” brand.

The purchase price for the stock acquisition is approximately $46 million, $8.5 million of which will be paid through the issuance of five year notes payable to the selling shareholders, with the balance to be paid in cash at closing, subject to standard working capital adjustments.  The operations and earnings of the acquired Fast Cash Pawn stores will be consolidated into the Company effective with the closing of the transaction, subject to the satisfaction of customary closing conditions as provided in the Agreement.  The foregoing description of the Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by the terms and conditions of the Agreement, which is filed as Exhibit 10.1 hereto, and incorporated into this report by reference.

Item 7.01  Regulation FD Disclosure

On August 16, 2012, the Company issued a press release announcing the execution of the Agreement.  The full text of the press release is being furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits

(d)	Exhibits:

10.1*	Stock Purchase Agreement, dated August 10, 2012

99.1	Press Release dated August 16, 2012 announcing the Company entered into a stock purchase agreement.

*The annexes and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby undertakes to furnish copies of any of the omitted annexes and exhibits to the U.S. Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: August 16, 2012	FIRST CASH FINANCIAL SERVICES, INC.
(Registrant)

/s/ R. DOUGLAS ORR
R. Douglas Orr Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)